Exhibit 99.1

Contact:	James A. Tracy, CFO Tel: (508) 650-9971 ext. 315 jtracy@visionsciences.com

Vision Sciences® Announces Results for the Fiscal Year

Ended March 31, 2004

Medical Segment Revenues Increase by 77%

NATICK, Mass., May 24, 2004 – Vision-Sciences, Inc., (Nasdaq: VSCI) today announced results for its fiscal year ended March 31, 2004 (“FY 04”).  For FY 04, revenues increased by 54% to $9.93 million, compared to $6.43 million for the year ended March 31, 2003 (“FY 03”).   The net loss for FY 04 was $3.7 million, or $.12 per share, compared to a net loss of $1.7 million, or $.06 per share, in FY 03.  Included in the net loss is a non-cash charge for stock-based compensation totaling $3.4 million.  Excluding that charge, the loss would have been $0.35 million, or $.01 per share, for FY 04, compared to a loss of $1.8 million on a comparable basis, or $.07 per share, in FY 03.  The Company will report full results for FY 04 in its Form 10-K report to the SEC, expected to be filed by June 30, 2004.

Sales of the medical segment were $6.70 million in FY 04, a 77% increase compared to sales of $3.78 million in FY 03.  Sales of the industrial segment were $3.23 million in FY 04, a 22% increase compared to sales of $2.65 million in FY 03.  The increase in sales of the medical segment was due primarily to higher unit volume of the Company’s Ear-Nose-Throat (“ENT”) Slide-On™ EndoSheaths®, ENT endoscopes and to sales of new products.  In the industrial segment, sales were higher due primarily to renewed demand for new borescopes.

Unit volume of the Company’s ENT Slide-On EndoSheaths increased by 53% for FY 04, compared to FY 03, improving in the domestic and international markets by 58% and 50%, respectively.  Unit volume of the Company’s ENT endoscope increased by 141% in FY 04, compared to FY 03, improving in the domestic and international markets by 191% and 89%, respectively.  In addition, approximately $1.3 million, or 45%, of the sales increase was due to sales of new products, primarily endoscopes and EndoSheaths for the Company’s new trans-nasal esophagoscopy (“TNE”) products.

Ron Hadani, President and CEO of Vision Sciences, stated, “We believe the significant improvement in our results in FY 04 are directly related to the strategy we instituted this year of improving our distribution, reducing our manufacturing costs and increasing the pace and number of new product releases.  Our agreement with Medtronic Xomed for exclusive distribution of ENT products to the ENT markets in the U.S. and Canada has contributed significantly to our higher unit volumes and more rapid acceptance of products like our new TNE endoscope and EndoSheath System.  The higher unit volumes combined with expense control resulted in a gross profit percentage in the medical segment of approximately 42% in FY 04, compared to approximately 27% in FY 03.  Lastly, our product development efforts have borne fruit, as shown by the fact that approximately 19% of our medical segment sales are from products first sold in FY 04.”

Mr. Hadani continued, “In addition to the major increase in our revenues, we significantly reduced our cash burn rate.  In FY 04, a year with a notable increase in R&D spending, we used almost $1 million less cash for operations compared to FY 03.  Internally, we focus more on cash usage than on results after recording charges or credits for stock-based compensation.”

Vision-Sciences, Inc. designs, develops, manufactures and markets unique flexible endoscopic products utilizing sterile disposable sheaths, the Slide-On™ EndoSheath® System, which provide the users quick, efficient product turnover while ensuring the patient a contaminant-free product. Information about Vision Sciences’ products is available on the Internet at www.visionsciences.com.

Except for the historical information herein, the matters discussed in this news release include forward-looking statements for the purposes of the safe harbor protections under The Private Securities Litigation Reform Act of 1995. Future results may vary significantly based on a number of factors including, but not limited to, the availability of capital resources, risks in market acceptance of new products and services and continuing demand for same, the impact of competitive products and pricing, seasonality, changing economic conditions and other risk factors detailed in our most recent annual report and other filings with the SEC. The Company assumes no obligation to update any forward-looking statements as a result of new information or future events or developments.

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